As filed with the Securities and Exchange Commission on April 28, 2016

Registration No. 333-27501

Registration No. 333-31065

Registration No. 333-67155

Registration No. 333-86223

Registration No. 333-31162

Registration No. 333-60616

Registration No. 333-62378

Registration No. 333-107081

Registration No. 333-134130

Registration No. 333-157988

Registration No. 333-157990

Registration No. 333-170796

Registration No. 333-181495

Registration No. 333-184040

Registration No. 333-184044

Registration No. 333-189133

Registration No. 333-196943

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

POST-EFFECTIVE AMENDMENT NO. 1 TO REGISTRATION STATEMENT NO. 333-27501

POST-EFFECTIVE AMENDMENT NO. 1 TO REGISTRATION STATEMENT NO. 333-31065

POST-EFFECTIVE AMENDMENT NO. 1 TO REGISTRATION STATEMENT NO. 333-67155

POST-EFFECTIVE AMENDMENT NO. 1 TO REGISTRATION STATEMENT NO. 333-86223

POST-EFFECTIVE AMENDMENT NO. 1 TO REGISTRATION STATEMENT NO. 333-31162

POST-EFFECTIVE AMENDMENT NO. 1 TO REGISTRATION STATEMENT NO. 333-60616

POST-EFFECTIVE AMENDMENT NO. 1 TO REGISTRATION STATEMENT NO. 333-62378

POST-EFFECTIVE AMENDMENT NO. 1 TO REGISTRATION STATEMENT NO. 333-107081

POST-EFFECTIVE AMENDMENT NO. 1 TO REGISTRATION STATEMENT NO. 333-134130

POST-EFFECTIVE AMENDMENT NO. 1 TO REGISTRATION STATEMENT NO. 333-157988

POST-EFFECTIVE AMENDMENT NO. 1 TO REGISTRATION STATEMENT NO. 333-157990

POST-EFFECTIVE AMENDMENT NO. 1 TO REGISTRATION STATEMENT NO. 333-170796

POST-EFFECTIVE AMENDMENT NO. 1 TO REGISTRATION STATEMENT NO. 333-181495

POST-EFFECTIVE AMENDMENT NO. 1 TO REGISTRATION STATEMENT NO. 333-184040

POST-EFFECTIVE AMENDMENT NO. 1 TO REGISTRATION STATEMENT NO. 333-184044

POST-EFFECTIVE AMENDMENT NO. 1 TO REGISTRATION STATEMENT NO. 333-189133

POST-EFFECTIVE AMENDMENT NO. 1 TO REGISTRATION STATEMENT NO. 333-196943

UNDER

THE SECURITIES ACT OF 1933

Gold Merger Sub, LLC

(Exact name of registrant as specified in its charter)

Delaware	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

845 Berkshire Blvd., Suite 200 Wyomissing, PA 19610	19610
(Address of principal executive offices)	(Zip Code)

1996 Stock Option Plan

1990 Stock Option Plan of Boomtown, Inc.

1992 Director Option Plan of Boomtown, Inc.

1992 Incentive Stock Option Plan of Casino Magic Corp.

Amended and Restated Hollywood Park, Inc. Directors Deferred Compensation Plan

Hollywood Park, Inc. Executive Deferred Compensation Plan

Second Amendment and Restatement of the Pinnacle Entertainment, Inc. 401(k) Investment Plan

Pinnacle Entertainment, Inc. 2001 Stock Option Plan

Pinnacle Entertainment, Inc. 2002 Stock Option Plan

Pinnacle Entertainment, Inc. 2005 Equity and Performance Incentive Plan

2008 Amended and Restated Pinnacle Entertainment, Inc. Directors Deferred Compensation Plan

Nonqualified Stock Option Agreements and Restricted Stock Unit Agreements between Pinnacle

Entertainment, Inc. and Certain Employees of Pinnacle Entertainment, Inc.

(Full title of the plans)

Brandon J. Moore

Senior Vice President, General Counsel & Secretary

Gaming and Leisure Properties, Inc.

845 Berkshire Blvd., Suite 200

Wyomissing, PA 19610

(610) 401-2900

(Name, Address and Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

EXPLANATORY NOTE

On July 21, 2015, Pinnacle Entertainment, Inc. (I.R.S. Employer Identification No. 95-3667491) (“Old Holdco”) announced that it would spin off its operations, the Belterra Park Gaming and Entertainment Property and excess land at certain locations into a wholly owned subsidiary, PNK Entertainment, Inc. (I.R.S. Employer Identification No. 47-4668380, renamed Pinnacle Entertainment, Inc. following the Merger (as defined below)) (the “Spin-Off”), which was completed on April 28, 2016. On April 28, 2016, following the Spin-Off and pursuant to an Agreement and Plan of Merger, dated as of July 20, 2015, (as amended, the “Merger Agreement”), by and among Old Holdco, Gaming and Leisure Properties, Inc. (“GLPI”) and Gold Merger Sub, LLC (the “Registrant”), Old Holdco merged with and into the Registrant (the “Merger”), with the Registrant surviving the Merger as a wholly-owned subsidiary of GLPI. In connection with the Merger, Gold Merger Sub, LLC has become the successor registrant to Old Holdco.

This Post-Effective Amendment No. 1 relates to the following Registration Statements on Form S-8 (collectively, the “Registration Statements”) of Old Holdco, which have been assumed by the Registrant pursuant to the Merger:

•	Registration No. 333-27501, pertaining to the registration of 900,000 shares of common stock, $0.10 par value per share, of the Company (“Common Stock”) issuable under the 1996 Stock Option Plan and 20,000 shares of Common Stock issuable upon the exercise of options granted to certain directors pursuant to certain additional stock option agreements;

•	Registration No. 333-31065, pertaining to the registration of 1,088,308 shares of Common Stock issuable upon the exercise of options previously granted pursuant to the 1990 Stock Option Plan of Boomtown, Inc. and the 1992 Director Option Plan of Boomtown, Inc.;

•	Registration No. 333-67155, pertaining to the registration of 269,907 shares of Common Stock issuable upon exercise of options previously granted pursuant to the 1992 Incentive Stock Option Plan of Casino Magic Corp. (the “1992 Plan”) and 129,617 shares of Common Stock issuable upon the exercise of options granted outside of the 1992 Plan to current and former employees and directors of Casino Magic Corp.;

•	Registration No. 333-86223, pertaining to the registration of 275,000 shares of Common Stock issuable under the Amended and Restated Hollywood Park, Inc. Directors Deferred Compensation Plan and 822,500 shares of Common Stock issuable upon the exercise of options granted to certain directors and officers of the Company;

•	Registration No. 333-31162, pertaining to the registration of $15,000,000 of obligations to pay deferred compensation in accordance with the terms of the Hollywood Park, Inc. Executive Deferred Compensation Plan;

•	Registration No. 333-60616, pertaining to the registration of 500,000 shares of Common Stock issuable under the Second Amendment and Restatement of the Pinnacle Entertainment, Inc. 401(k) Investment Plan, as amended (the “401(k) Plan”);

•	Registration No. 333-62378, pertaining to the registration of 900,000 shares of Common Stock issuable under the Pinnacle Entertainment, Inc. 2001 Stock Option Plan;

•	Registration No. 333-107081, pertaining to the registration of 200,000 shares of Common Stock under the Pinnacle Entertainment, Inc. 2002 Stock Option Plan, 765,801 shares of Common Stock issuable upon the exercise of options granted to Daniel R. Lee and 86,739 shares of Common Stock issuable upon the exercise of options granted to Stephen H. Capp;

•	Registration No. 333-134130, pertaining to the registration of 8,420,755 shares of Common Stock issuable under the Pinnacle Entertainment, Inc. 2005 Equity and Performance Incentive Plan, as amended (the “2005 Equity Plan”);

•	Registration No. 333-157988, pertaining to the registration of 1,750,000 shares of Common Stock issuable under the 2005 Equity Plan and 200,000 shares of Common Stock issuable upon the exercise of options granted to Carlos Ruisanchez pursuant to a Nonqualified Stock Option Agreement between Mr. Ruisanchez and the Company;

•	Registration No. 333-157990, pertaining to the registration of 50,000 shares of Common Stock issuable under the 2008 Amended and Restated Pinnacle Entertainment, Inc. Directors Deferred Compensation Plan (the “2008 Directors Plan”);

•	Registration No. 333-170796, pertaining to the registration of 1,100,000 shares of Common Stock issuable under the 2005 Equity Plan and 650,000 shares of Common Stock issuable upon the exercise of options granted to Anthony M. Sanfilippo pursuant to a Nonqualified Stock Option Agreement between Mr. Sanfilippo and the Company;

•	Registration No. 333-181495, pertaining to the registration of 2,000,000 of Common Stock issuable under the 401(k) Plan;

•	Registration No. 333-184040, pertaining to the registration of 200,000 shares of Common Stock issuable under the 2008 Directors Plan;

•	Registration No. 333-184044, pertaining to the registration of 1,300,000 shares of Common Stock issuable under the 2005 Equity Plan;

•	Registration No. 333-189133, pertaining to the registration of 1,800,000 shares of Common Stock issuable under the 2005 Equity Plan; and

•	Registration No. 333-196943, pertaining to the registration of 475,000 shares of Common Stock issuable pursuant to Nonqualified Stock Option Agreements and Restricted Stock Unit Agreements between the Company and certain employees of the Company.

As a result of the Merger and related transactions, the offerings pursuant to the Registration Statements have been terminated. In accordance with undertakings made by Old Holdco in the Registration Statements to remove from registration, by means of post-effective amendment, any securities of Old Holdco which remain unsold at the termination of the offerings, the Registrant hereby removes and withdraws from registration all of the securities registered under the Registration Statements that remain unsold as of the date hereof, if any.

The foregoing description of the Merger, the Merger Agreement and the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by the Merger Agreement, which is attached as Exhibit 2.1 to Old Holdco’s Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on July 23, 2015, as amended by Exhibit 2.1 to Old Holdco’s Current Report on Form 8-K filed with the SEC on March 28, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these post effective amendments to the registration statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Wyomissing, State of Pennsylvania, on this 28th day of April, 2016.

GOLD MERGER SUB, LLC (Registrant)

By:	/s/ Brandon J. Moore
Name: Brandon J. Moore
Title: Vice President and Secretary

Note: No other person is required to sign these post-effective amendments to the Registration Statements on Form S-8 in reliance on Rule 478 under the Securities Act of 1933.